Exhibit 99.1

HSW International, Inc. Completes Merger

With INTAC International, Inc.

ATLANTA, Georgia—October 2, 2007—HSW International, Inc. (NASDAQ: HSWI), a developer and operator of Internet businesses focused on providing consumers in the world’s emerging digital economies with locally relevant, high quality information, today announced that it has completed its previously announced merger with INTAC International, Inc. (NASDAQ: INTN).

Shares of common stock of the merged company, which is incorporated in Delaware and headquartered in Atlanta, are expected to start trading Wednesday, October 3, 2007 on the NASDAQ Global Market under the symbol HSWI.  Completion of the merger follows its approval by a majority of INTAC’s shareholders on August 13, 2007.

As a result of the merger, INTAC International has become a wholly-owned subsidiary of HSW International, and INTAC International’s stock will no longer be quoted on NASDAQ.  Under terms of the transaction, INTAC shareholders are entitled to exchange their INTAC shares for an equal number of shares in HSW International’s stock.

Additional details on the merger and companies involved in this transaction are available in HSW International’s Form S-4 Registration Statement, which can be accessed from the Securities and Exchange Commission’s website (www.sec.gov) or from HSW International’s website (www.hswinternational.com).

About HSW International, Inc.

HSW International, Inc. (NASDAQ: HSWI) develops and operates Internet businesses focused on providing consumers in the world’s emerging digital economies with locally relevant, high quality information.   The Company is headquartered in Atlanta and incorporated in Delaware.  HSW International is the exclusive licensee for the translation and publication of certain content from HowStuffWorks, Inc. in China and Brazil.

Forward-Looking Statements

This press release contains “forward-looking statements,” as defined in Section 27A of the Securities Act of 1993, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be in the future tense, and often include words such as “anticipate”, “expect”, “project”, “believe”, “plan”, “estimate”, “intend”, “will” and “may”. These statements are based on current expectations, but are subject to certain risks and uncertainties, many of which are difficult to predict and are beyond the control of HSW International. Relevant risks and uncertainties include those referenced in HSW International’s filings with the SEC, including the registration statement on Form S-4, and include but are not limited to: general industry conditions and competition; general economic conditions, such as interest rate and currency exchange rate fluctuations; economic and industry conditions specific to China and Brazil, such as the state of the telecommunications and internet infrastructure in China and Brazil and uncertainty regarding protection of intellectual property in China and Brazil; challenges inherent in developing an online business in China and Brazil, including obtaining regulatory approvals and adjusting to changing political and economic policies; governmental laws and regulations, including unclear and changing laws and regulations related to the internet sector in China; restrictions on certain intellectual property under agreements with third parties. These risks and uncertainties could cause actual results to differ materially from those expressed in or implied by the forward-looking statements, and therefore should be carefully considered. HSW International assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

For Further Information:

HSW International Investor Relations

telephone: +1 (404) 926-0660

email: ir@hswint.com

or

Brion Tingler

Gavin Anderson & Co.

telephone: +1 212 515 1941

email: btingler@gavinanderson.com